QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on May 5, 2015

Registration No. 333-201839

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEW LASER CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2086 (Primary Standard Industrial Classification Code Number)	47-1809393 (I.R.S. Employer Identification No.)

1 Monster Way
Corona, California 92879
Telephone: (951) 739-6200
(Address, including zip code, and telephone number including area code, of registrant's principal executive offices)

Hilton H. Schlosberg
Vice Chairman and President
New Laser Corporation
1 Monster Way
Corona, California 92879
Telephone: (951) 739-6200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

copies to:
Paul J. Dechary Senior Vice President & Senior Legal Counsel New Laser Corporation 1 Monster Way Corona, California 92879 Telephone: (951) 739-6200	Robert A. Profusek Andrew M. Levine Jones Day 222 East 41st Street New York, New York 10017 Telephone: (212) 326-3939

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement and all other conditions to the proposed transactions have been satisfied or waived as described in each of the agreements dated as of August 14, 2014 described herein.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

           Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

           Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

 Explanatory Note

        This Amendment No. 4 to the Registration Statement on Form S-4 is being filed to amend Part II, Item 21 (Exhibits and Financial Statement Schedules) to file Exhibit 2.3 which is the Amendment to the Transaction Agreement and Asset Transfer Agreement. No changes or additions are being made hereby to the prospectus constituting Part I of the Registration Statement (not included herein) or to Items 20 or 22 of Part II of the Registration Statement.

 PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification and Insurance

        New Monster is a Delaware corporation subject to the applicable indemnification provisions of the Delaware law, including the Delaware General Corporation Law. Under Section 145 of the Delaware General Corporation Law, each director and officer of a corporation may be indemnified by the corporation against all expenses and liabilities (including attorney's fees, judgments, fines and amounts paid in settlement) actually or reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he or she is involved by reason of the fact that he or she is or was a director or officer of the corporation if such director or officer acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe that his or her conduct was unlawful. If the legal proceeding, however, is by or in the right of the registrant, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he or she shall have been adjudged to be liable to the registrant unless a court determines otherwise.

        New Monster's amended and restated certificate of incorporation will also provide that New Monster will indemnify its directors and officers to the fullest extent permitted by law.

        New Monster's amended and restated bylaws will also provide for indemnification of New Monster's directors and officers for all expenses (including attorneys' fees), judgments, fines and amount actually and reasonably incurred in defending proceedings by reason of the fact that they are or were directors or officers of New Monster. In addition, New Monster may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of New Monster or is serving or has served in such capacity for another business organization or entity at New Monster's request, against any liability asserted against such person and incurred in such capacity, or arising out of such person's status as such, whether or not New Monster would have the power to indemnify such person against such liability under New Monster's amended and restated bylaws, the Delaware law or otherwise.

        Under Delaware law, directors of a Delaware corporation can generally be held liable for certain acts and omissions in connection with the performance of their duties to the corporation and its shareholders. As permitted by Delaware law, however, New Monster's amended and restated certificate of incorporation contains a provision eliminating the liability of directors for monetary damages for breaches of their duties to New Monster and its shareholders to the fullest extent permitted by Delaware law. This provision does not, however, eliminate liability for breaches of the duty of loyalty to New Monster and its shareholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, transactions from which improper personal benefit is derived or unlawful declaration of dividends or repurchases or redemptions of shares of capital stock.

        Old Monster maintains directors' and officers' liability insurance policies. Following the Transactions, New Monster will maintain similar policies.

        Old Monster has entered into indemnification agreements with its directors and officers. Pursuant to these agreements, each director and officer will be, to the fullest extent permitted by applicable law, indemnified against all expenses, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed proceeding in which such director or officer was involved by reason of the fact that such person is or was a director or officer of Old Monster, by reason of any action taken by him or her while acting as a director or officer or by reason of the fact that he or she was serving at the request of Old Monster as a director, officer, employee or agent of another party, subject to various limitations and qualifications. New Monster will assume Old Monster's obligations under those agreements in connection with the Transactions.

        The indemnity and insurance provisions described above have the effect of reducing directors' and officers' exposure to personal liability for actions taken in connection with their respective positions.

        The foregoing is only a general summary of certain aspects of Delaware law and New Monster's amended and restated certificate of incorporation and amended and restated bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Sections 145 and 102(b) of the Delaware General Corporation Law and New Monster's amended and restated certificate of incorporation and amended and restated bylaws.

Exhibits and Financial Statement Schedules

2.1	**†#	Transaction Agreement, dated as of August 14, 2014, by and among Monster Beverage Corporation, New Laser Corporation, New Laser Merger Corp., The Coca-Cola Company and European Refreshments.
2.2	**†	Asset Transfer Agreement, dated as of August 14, 2014, by and among Monster Beverage Corporation, New Laser Corporation and The Coca-Cola Company.
2.3	*	Amendment to the Transaction Agreement and Asset Transfer Agreement, dated as of May 4, 2015, by and among Monster Beverage Corporation, New Laser Corporation, New Laser Merger Corp., The Coca-Cola Company and European Refreshments.
3.1	**	Certificate of Incorporation of New Laser Corporation.
3.2	**	Bylaws of New Laser Corporation.
3.3	**	Form of Amended and Restated Certificate of Incorporation of New Laser Corporation.
3.4	**	Form of Amended and Restated By-laws of New Laser Corporation.
5.1	**	Opinion of Jones Day regarding validity of securities being registered.
8.1	**	Opinion of Jones Day regarding certain U.S. tax aspects of the Transactions.
10.1	**#	Amended and Restated Distribution Agreement, dated as of March 18, 2015, between MEC and Coca-Cola Refreshments USA, Inc.
21.1	**	Subsidiaries of New Laser Corporation.
23.1	**	Consent of Deloitte & Touche LLP.
23.2	**	Consent of Ernst & Young LLP.
23.3	**	Consent of Jones Day.
23.4	**	Consent of Jones Day (included in Exhibit 8.1).
24.1	**	Powers of Attorney.
99.1	**	Consent of Gary P. Fayard.
99.2	**	Consent of Kathy N. Waller.

*
Filed herewith.

**
Previously filed.

†
Schedules, annexes and certain exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. New Laser Corporation agrees to furnish supplementally to the SEC a copy of any omitted schedule, annex or exhibit upon request.

#
Confidential treatment has been requested for certain information contained in this exhibit. Such information has been omitted and filed separately with the SEC.

Undertakings

        The undersigned registrant hereby undertakes as follows:

  (1)
  To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

  (2)
  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (4)
  To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (5)
  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corona, State of California, on May 5, 2015.

NEW LASER CORPORATION
By:	/s/ RODNEY C. SACKS
	Name:	Rodney C. Sacks
	Title:	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)
By:	/s/ HILTON H. SCHLOSBERG
	Name:	Hilton H. Schlosberg
	Title:	Vice Chairman of the Board of Directors, President, Secretary and Treasurer (Principal Financial Officer, Controller and Principal Accounting Officer)

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ RODNEY C. SACKS
	Name:	Rodney C. Sacks
	Title:	Director
	Date:	May 5, 2015
By:	/s/ HILTON H. SCHLOSBERG
	Name:	Hilton H. Schlosberg
	Title:	Director
	Date:	May 5, 2015

QuickLinks

Explanatory Note
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES